UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  August 7, 2009

Home Federal Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33795	68-0666697
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

500 12th Avenue South
Nampa, Idaho  83651
(Address of principal executive offices and zip code)

(208) 466-4634
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Note

On August 13, 2009, Home Federal Bancorp, Inc. ("Company") filed a Current Report on Form 8-K to report that its wholly owned subsidiary, Home Federal Bank of Nampa, Idaho (“Home Federal”), entered into a definitive purchase and assumption agreement (the “Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”), pursuant to which Home Federal assumed certain deposits, excluding brokered deposits, and certain assets of Community First Bank, a commercial bank headquartered in Prineville, Oregon.  In that filing, Home Federal indicated that it would amend the Form 8-K at a later date to the extent financial information was required by Item 9.01.  This amendment is being filed to update the disclosure in Item 2.01 and to provide the required financial information in Item 9.01.

Item 2.01             Completion of Acquisition or Disposition of Assets

The acquisition consisted of assets with a preliminary fair value estimate of approximately $189.8 million, including $112.4 million of loans, $15.6 million of investment securities, $22.1 million of cash and cash equivalents, $7.4 million of foreclosed assets, $735,000 of Federal Home Loan Bank of Seattle (”FHLB”) stock, $1.6 million of other assets, and a $30.0 million indemnification asset associated with the loss sharing agreement with the FDIC.  Liabilities with a preliminary fair value estimate of $174.5 million were also assumed, including $143.5 million of deposits, $19.2 million of FHLB advances and other borrowings and $11.8 million of other liabilities.  Home Federal also entered into a loss sharing agreement with the FDIC.  Under the loss sharing agreement, Home Federal will share in the losses on assets covered under the agreement (referred to as covered assets).  The FDIC has agreed to reimburse Home Federal for 80% of losses up to $34.0 million, and 95% of losses that exceed that amount.  Reimbursement for losses on single family one-to-four residential mortgage loans are to be made quarterly until the end of the quarter in which the tenth anniversary of the closing of the acquisition occurs, and reimbursement for losses on non-single family one-to-four residential mortgage loans are to be made quarterly until the end of the quarter in which the fifth anniversary of the closing of the acquisition occurs.  The reimbursable losses from the FDIC are based on the book value of the relevant loans and foreclosed assets as determined by the FDIC as of the date of the acquisition, August 7, 2009, as well as certain expenses related to the maintenance and preservation of foreclosed real estate.

The loss sharing agreement is subject to the following servicing procedures as specified in the agreement with the FDIC.  The expected reimbursements under the loss sharing agreement were recorded as an indemnification asset at their estimated fair value of $30.0 million on the acquisition date.  Based upon the acquisition date preliminary fair values estimate of the net assets acquired, no goodwill was recorded.  The transaction resulted in a pre-tax gain of $25.0 million, which will be classified as an extraordinary gain in the Company’s September 30, 2009, Consolidated Statement of Operations, net of income taxes.  Due to the difference in tax bases of the assets acquired and liabilities assumed, the Company recorded a deferred tax liability of $9.7 million, resulting in an after-tax gain of $15.3 million.  Under the Internal Revenue Service code, the gain will be recognized for tax reporting over the next six years.

An analysis of the likely short-term and long-term effects of the loss sharing agreement on the Company’s cash flows and reported results is included in Item 9.01(a) below.

The foregoing description of the Purchase and Assumption Agreement, including the loss sharing agreement, is a summary and is qualified in its entirety by reference to the full version of the Purchase and Assumption Agreement.  A copy of the Purchase and Assumption Agreement, including the loss sharing agreement, was previously filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 2.01.  In addition, a copy of the press release announcing the transaction described above was previously filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.01.

Item 9.01              Financial Statements and Exhibits

(a) Financial Statements and Exhibits

Discussion

As set forth in Item 2.01 above, on August 7, 2009, Home Federal acquired certain assets and assumed certain liabilities relating to eight former branch offices of Community First Bank pursuant to the Agreement.  A narrative description of the anticipated effects of the acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below.  This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission and the audited statement of assets acquired and liabilities assumed, which is included below.

The acquisition resulted in significant increases in the Company’s total assets and total deposits, which management believes will positively affect the Company’s operating results, as the Company earns more from interest earned on its assets than it pays in interest on deposits and other borrowings.  The ability of the Company to successfully collect interest and principal on loans acquired will also impact the Company’s cash flows and operating results.

The Company considers the determination of the initial fair value of loans acquired in the August 7, 2009, FDIC-assisted transaction and the initial fair value of the related FDIC indemnification asset involve a high degree of judgment and complexity. The carrying value of the acquired loans and the FDIC indemnification asset reflect management’s best estimate of the amount to be realized on each of these assets.  The Company determined the estimated fair value of the assumed assets and liabilities in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.  However, the amount the Company realizes on these assets could differ materially from the carrying value reflected in these financial statements, based upon the timing of collections on the acquired loans in future periods.  Because of the loss sharing agreement with the FDIC on these assets, the Company should not incur any significant losses. Management estimates that the Company’s total exposure related to the assets covered under the loss sharing agreement is $12.9 million, excluding expenses to maintain foreclosed assets, based on balances of loss share assets totaling $155.2 million. To the extent the actual values realized for the acquired loans are different from the estimate the FDIC indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition

In the acquisition, Home Federal purchased $112.4 million in loans receivable at a preliminary fair value estimate.  This amount represents approximately 24.4% of Home Federal’s total loans at September 30, 2008.  Foreclosed assets acquired were $7.4 million at fair value.

Home Federal acquired $14.8 million in cash and cash equivalents from Community First Bank and received an additional $7.3 million of cash from the FDIC, reflecting the excess of the asset purchase discount over the net book value of assets acquired in the transaction.  A portion of the cash acquired has been retained to create additional liquidity but most of the acquired cash was utilized in September 2009 to reduce assumed FHLB advances with interest rates that were above Home Federal’s average cost of funds, thus improving Home Federal’s interest rate spread.  Home Federal also acquired $15.6 million in securities, at fair value.

The following table presents information with respect to the carrying value of loans and investments acquired, as well as their principal amount and average contractual yield and term, and the amounts of acquired loans that are accounted for under AICPA Statement of Position 03-3 (“SOP 03-3”) and other loans.  All non-accrual loans have been excluded from the calculation of “average contractual rate” in the table.

Schedule of Earning Assets Acquired
August 7, 2009
(in thousands)

	Community First Bank Book Balance	Fair Value	FDIC Loss Recovery Fair Value	Combined Fair Value	Average Months to Maturity	Average Contractual Rate
Earning Assets
Interest bearing deposits in other banks	$ 6,266	$ 6,266	$ -	$ 6,266	-	-%
Federal funds sold	4,560	4,560	-	4,560	-	-
Investment securities	15,634	15,634	-	15,634	234	4.79
Non SOP 03-3 loans
Commercial loans	81,925	68,570	-	68,570	83	6.45
Consumer loans	9,742	9,010	-	9,010	83	5.13
Residential real estate loans	10,265	8,617	-	8,617	113	6.80
Total Non SOP 03-3 loans	101,932	86,197	-	86,197	86	6.36
SOP 03-3 loans (1)	40,403	26,153	-	26,153	33	6.51
FDIC indemnification asset	-	-	30,038	30,038	-	-
Total loans, gross	142,335	112,350		112,350	71	6.38
Total earning assets	$168,795	$138,810	$30,038	$168,848	-	-

(1) See the discussion of SOP 03-3 loans and other acquired loans under “Operating Results and Cash flows”.

In the acquisition, Home Federal assumed $143.5 million in deposits, at a preliminary fair value estimate.  This amount represents approximately 38.5% of Home Federal’s total deposits of $372.9 million at September 30, 2008.  Demand and savings deposits accounts make up $68.0 million of these assumed deposits.  Home Federal also assumed $19.2 million in FHLB advances and other borrowings, at fair value.

In its assumption of the deposit liabilities, the Company believed that the customer relationships associated with these deposits have intangible value.  The Company applied Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles.  The Company determined the fair value of a core deposit intangible asset totaling approximately $2.1 million.  In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.    In accordance with the provisions of Statement of Financial Accounting Standard No. 141, Business Combinations, the Company allocated the excess over cost to the fair value of the core deposit intangible asset, thus reducing the carrying value of the intangible asset to zero.

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past.  This particular transaction was attractive to us for a variety of reasons, including the:

•	ability to expand into non-overlapping yet complementary markets on the outer rim of the Company’s targeted growth markets;

•
ability to compete against banks in Community First Bank’s markets based on Home Federal’s relative capital strength – several banks in these markets are under regulatory order and are less than well-capitalized;

•
attractiveness of immediate core deposit growth with low cost of funds.  Over the past several years, organic core deposit growth has been difficult as financial institutions competed over core deposits.  This acquisition allowed us to immediately increase core deposits at an attractive cost;

Based on these and other factors, including the level of FDIC support related to the acquired loans and foreclosed assets, the Company believes this acquisition will produce positive earnings once various operational functions have been consolidated in the third calendar quarter of 2010.

The Company expects that the acquisition will positively affect its operating results in the near term.  Based on June 30, 2009, information, total assets increased by approximately 28.2%, or $189.8 million, and total deposits increased by approximately 38.2% or $143.5 million.

The Company believes the transaction will improve Home Federal’s net interest income, as Home Federal earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.  The extent to which Home Federal’s net interest margin may be adversely affected by a portion of the loans that were acquired and for which the accrual of interest income may cease will be somewhat offset by the loss sharing agreement and the related discounts recorded upon the purchase of the loans.

Based on the loss sharing agreement with the FDIC, the Company’s loss on the first $34.0 million in covered assets that it acquired will be 20%, and thus only $6.8 million in losses could possibly be realized by the Company.  Any loss on covered assets in excess of the $34.0 million amount will be limited to five percent, and thus another approximately $6.1 million in losses could possibly be realized by the Company. This scenario is based upon no principal being collected from the borrowers on any of the covered assets but does not consider the Company’s share of incremental expenses to maintain foreclosed assets, a portion of which Home Federal is responsible.

Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded.  The transaction resulted in a pre-tax gain of $25.0 million, which will be classified as an extraordinary gain, net of income taxes, in the September 30, 2009, Consolidated Statement of Operations in the Company’s Annual Report on Form 10-K.

SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. SOP 03-3 prohibits carrying over or creating an allowance for loan losses upon initial recognition.  On the acquisition date, the preliminary estimate of the contractually required principal payments receivable for all SOP 03-3 loans acquired in the acquisition was $40.4 million and the estimated fair value of these loans was $26.2 million.  These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments.  At August 7, 2009, a majority of these loans were valued based on the current liquidation value of the underlying collateral, because the expected cash flows are primarily based on the liquidation of underlying collateral and the timing and amount of the cash flows could not be reasonably estimated. There was no allowance for credit losses related to these SOP 03-3 loans at August 7, 2009, based on the provision of this statement.

On the acquisition date, the preliminary estimate of the contractually required principal payments receivable for all non-SOP 03-3 loans acquired in the acquisition was $101.9 million and the estimated fair value of the loans totaled $86.2 million.  The Company determined an allowance for credit losses totaling approximately $16.8 million that should be applied to the non SOP 03-3 portion of acquired loans, which was derived using the Company’s allowance methodology, which was modified to consider the significantly distressed economy in the markets served by Community First Bank.

The loss sharing agreement will likely have a material impact on the cash flows and operating results of the Company in both the short term and the long term.  In the short term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans.  In such instances, the Company will cease the accrual of interest income, which will affect operating results, and the Company will likely no longer receive payments from the borrowers, which will affect cash flows.  The loss sharing agreement will not completely offset the financial effects of such a situation.  However, if a loan is subsequently charged off or charged down after the Company exhausts its best efforts at collection, the loss sharing agreement will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss sharing agreement on cash flows and operating results in the long term will be similar to the short-term effects described above.  The long-term effects that the Company will specifically experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreement to make payments over time.  As the loss sharing agreement covers a ten year period for single family loans, and a five year period for non-single family loans and foreclosed real estate acquired, changing economic conditions will likely affect the timing of future charge-offs and the resulting reimbursements from the FDIC.  The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices.  In addition, the Company recorded substantial discounts related to the purchase of these covered assets.  A portion of these discounts will be accretable to income over the term of the loss sharing agreement and will be dependent upon the timing and success of Home Financial’s collection efforts on the covered assets.

Liquidity and Capital Resources

Home Federal believes that its liquidity position will be improved as a result of this transaction.  Home Federal acquired $22.1 million in cash and cash equivalents as well as $15.6 million of investment securities.  These securities provide monthly cash flows in the form of principal and interest payments and are readily marketable.  These additions to Home Federal’s balance sheet represent additional support for Home Federal’s liquidity needs.

Deposits in the amount of $143.5 million were also assumed.  Of this amount, $68.0 million were in the form of highly liquid non-interest bearing transaction accounts, money market and NOW accounts and savings accounts.  Certificates of deposit comprised $75.5 million of total deposits, or 52.6%.  A maturity analysis indicates that 48.5% of the total certificates mature before December 31, 2009.  Through September 30, 2009, Home Federal has retained substantially all of the core deposits assumed and the certificates of deposit portfolio declined $6.5 million as Home Federal would not match term deposit rates offered by competitors that exceeded the Company’s alternative funding sources.

At June 30, 2009, Home Federal was “well-capitalized” under relevant regulatory ratios.  Home Federal remains “well-capitalized” following the transaction.  Home Federal had the following capital ratios at June 30, 2009:

Tier 1 leverage ratio	32.3%
Tier 1 risk based capital ratio	21.9
Total risk based capital ratio	33.6
Total equity capital / total assets	21.9

The acquisition will reduce Home Federal’s Tier 1 leverage ratio. However the impact on Home Federal’s risk-based capital ratios will be significantly mitigated by the requirement that assets covered by the loss share agreement and the FDIC indemnification asset be reported at a 20% risk weighting.

Statements made in the foregoing discussion, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties.  These forward-looking statements include, without limitation, statements regarding Home Federal’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources.  A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a):

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at August 7, 2009

Notes to Statement of Assets Acquired and Liabilities Assumed

Home Federal has omitted certain financial information of Community First Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Securities and Exchange Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”).  SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.

(d)           Exhibits

23.1	Consent of Moss Adams LLP

99.2	Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at August 7, 2009

Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME FEDERAL BANCORP, INC.

Date: October 23, 2009	By: /s/ Eric S. Nadeau
Eric S. Nadeau
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Moss Adams LLP
99.2	Audited statement of assets acquired and liabilities assumed in the FDIC-assisted transaction involving Community First Bank as of August 7, 2009.

10